UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2023

LiqTech International, Inc.
(Exact name of registrant as specified in charter)

Nevada	001-36210	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)

+4544986000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LIQT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03. Material Modification to Rights of Security Holders. ∙

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this report is incorporated herein by reference.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors of LiqTech International, Inc., a Nevada corporation (the “Company”), has approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-8 (the “Reverse Stock Split”). The Reverse Stock Split was effective on May 26, 2023 (the “Market Effective Date”).

Effects of the Reverse Stock Split

Effective Date; Symbol; CUSIP Number. The Common Stock began trading on a split-adjusted basis on the Nasdaq Capital Market exchange on the Market Effective Date. In connection with the Reverse Stock Split, the CUSIP number for the Common Stock changed to 53632A 300. The trading symbol for the Common Stock will remain “LIQT.”

Split Adjustment; Treatment of Fractional Shares. The total number of shares of Common Stock held by each stockholder of the Company was converted automatically into the number of shares of Common Stock equal to: (i) the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 8. Any fractional share of Common Stock that would otherwise result from the Reverse Stock Split is being rounded to a whole share and, as such, any stockholder who otherwise would have held a fractional share after giving effect to the Reverse Stock Split instead holds one whole share of the post-Reverse Stock Split Common Stock after giving effect to the Reverse Stock Split. As a result, no fractional shares are being issued in connection with the Reverse Stock Split and no cash or other consideration is being paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Company is treating stockholders holding shares of Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees are instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. Securities Transfer Corporation, the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split and will provide instructions to stockholders of record regarding the process for exchanging shares.

Certificate of Change; Shareholder Approval. The Company effected the Reverse Stock Split pursuant to the Company’s filing of a Certificate of Change (the “Certificate”) with the Nevada Secretary of State on May 24, 2023, in accordance with Nevada Revised Statutes 78.209. The Certificate became effective at 12:01 a.m. on May 26, 2023. A copy of the Certificate is attached hereto as Exhibit 3.1 and is incorporated herein by reference. Shareholder approval of the Reverse Stock Split was not required under Nevada law, as (i) both the number of authorized shares of Common Stock and the number of outstanding shares of Common Stock are proportionally reduced as a result of the Reverse Stock Split, (ii) the Reverse Stock Split does not adversely affect any other class of stock of the Company, and (iii) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split;

Capitalization. Prior to the Reverse Stock Split, the Company was authorized to issue 100,000,000 shares of Common Stock. As a result of the Reverse Stock Split, the Company is authorized to issue 12,500,000 shares of Common Stock. As of May 25, 2023, there were 45,271,441 shares of Common Stock outstanding. As a result of the Reverse Stock Split, there are approximately 5,658,953 shares of Common Stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Reverse Stock Split did not have any effect on the stated par value of the Common Stock.

Prior to the Reverse Stock Split, the Company was authorized to issue 2,500,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The Reverse Stock Split did not have any effect on the Company’s authorization to issue 2,500,000 shares of Preferred Stock. There are no shares of Preferred Stock outstanding. The Reverse Stock Split did not have any effect on the stated par value of the Preferred Stock.

Item 7.01 Regulation FD Disclosure.

On May 25, 2023, the Company issued a press release announcing the Reverse Stock Split.  A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01. The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:

EXHIBIT NO.	DESCRIPTION	LOCATION
3.1	Certificate of Change	Filed herewith
99.1	Press Release	Furnished herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: May 26, 2023	/s/ Simon Stadil
Simon Stadil
Chief Financial Officer